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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-114559

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 18, 2004)

1,600,000 Shares of Class A Common Stock

     The purpose of this prospectus supplement is to provide supplemental information regarding Biopure Corporation in connection with the offering of 1,600,000 shares of its Class A common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the related prospectus carefully before you purchase or accept the shares. Both documents contain information you should consider when making your decision.

     See “Risk Factors” beginning on page 6 of the prospectus and on page 31 of the Company’s Annual Report on Form 10-K (incorporated by reference herein) to read about risks that you should consider before making an investment decision.

     You should carefully read this prospectus supplement and the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. “Incorporated by reference” means that we can disclose important information to you by referring to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since the applicable dates.

The date of this Prospectus Supplement is February 4, 2005

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THE OFFERING

Securities offered.	1,600,000 shares of Class A Common Stock

Shares to be outstanding after this offering if all shares offered by this prospectus supplement are issued.	145,927,446 shares

Use of proceeds.	We will not receive any cash proceeds from the issuance of the shares of Class A Common Stock offered hereby. See “Plan Distribution.”

Nasdaq National Market symbol.	BPUR

     The number of shares of Class A Common Stock shown above to be outstanding after the offering is based on the number of shares outstanding on February 3, 2005, and excludes shares issuable upon exercise of warrants or options.

ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In addition you should review the risks of investing in our common shares discussed in the “Risk Factors” section beginning on page 6 of the accompanying prospectus prior to making an investment decision. We incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the prospectus without charge by following the instructions under “Where You Can Find More Information.”

     All references in this prospectus supplement to “Biopure,” “the company,” “we,” “us” or “our” mean Biopure Corporation, unless we state otherwise or the context otherwise requires.

INCORPORATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under the file number 001-15167. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further

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information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

     This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus supplement and the accompanying prospectus, both of which have been filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus supplement and the accompanying prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

     The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC before the date of the prospectus, and information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2004 as filed on January 14, 2005;

•	our Current Report on Form 8-K filed on February 1, 2005;

•	the description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on November 4, 1999; and

•	the description of the Class A common stock contained in Biopure’s Registration Statement on Form S-1 (Registration No. 333-78829), that was incorporated by reference into our registration statement in Form 8-A/A filed on July 26, 1999.

     You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

Biopure Corporation
Attention: Secretary
11 Hurley Street
Cambridge, MA 02141
Telephone: (617) 234-6500

     Except for the SEC filings that are incorporated by reference, the information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the shares of Class A Common Stock offered hereby. See “Plan Distribution.”

PLAN OF DISTRIBUTION

     We are offering an aggregate of 1,600,000 shares of our Class A Common Stock directly to one investor or its nominees. The investors to whom we are offering the stock are the affiliates of Tshepo Pharmaceuticals (Pty) Limited, pursuant to the settlement agreement described in Item 1.01 on Form 8-K, which is incorporated by reference into this prospectus supplement.

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